NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF 2018

(Carson City, Nevada) - November 6, 2018 - PICO Holdings, Inc. (GLOBE NEWSWIRE)

PICO Holdings, Inc. (NASDAQ:PICO) reported results for the third quarter ended September 30, 2018. Our reported shareholders’ equity was $184.5 million ($8.60 per share) at September 30, 2018, compared to $207.2 million ($8.95 per share) at December 31, 2017.

Third Quarter Results of Operations

Our third quarter results of operations were as follows (in thousands):

	Three Months Ended September 30,
	2018	2017
Total revenue	$(694)	$205
Total cost and expenses	3,975	3,022
Loss from continuing operations before income taxes	(4,669)	(2,817)
Provision for federal and state income taxes	—	(292)
Loss from continuing operations	(4,669)	(3,109)
Net loss from discontinued operations, net of tax	—	(3,175)
Net income	(4,669)	(6,284)
Net loss attributable to noncontrolling interests	—	1,645
Net loss attributable to PICO Holdings, Inc.	$(4,669)	$(4,639)

Net loss per share	$(0.21)	$(0.20)

Nine Months Results of Operations

Our nine months results of operations were as follows (in thousands):

	Nine Months Ended September 30,
	2018	2017
Total revenue	$10,262	$35,032
Total cost and expenses	13,462	22,628
Income (loss) from continuing operations before income taxes	(3,200)	12,404
Provision for federal and state income taxes	(72)	(3,419)
Income (loss) from continuing operations	(3,272)	8,985
Net income (loss) from discontinued operations, net of tax	43	(6,256)
Net income (loss)	(3,229)	2,729
Net income attributable to noncontrolling interests	—	(1,150)
Net income (loss) attributable to PICO Holdings, Inc.	$(3,229)	$1,579

Net income (loss) per share	$(0.15)	$0.07

PICO’s Chief Executive Officer, Dorothy Timian - Palmer, commented:

“We continued to monetize assets in the third quarter with small transactions in Nevada, Arizona and Colorado. We expect to record the sale of approximately 70 acre - feet of our water credits held by our subsidiary, Fish Springs Ranch, LLC (“FSR”) in the North Valleys region of Reno, Nevada for approximately $2.5 million in the fourth quarter of 2018 or the first quarter of 2019 when Truckee Meadows Water Authority, the utility serving the Reno metropolitan region, issues the “will - serve permits” to the developer who is purchasing our water credits. FSR received 50% of the $2.5 million at the beginning of the governmental approval process, and will receive the remaining amount at issuance of the building permit. Subsequent to September 30, 2018 we sold an additional 3.61 acre - feet of FSR credits for Industrial/Commercial developments, with pricing remaining at $35,000 per acre - foot. The Truckee Meadows Water Authority (“TMWA”) has advised us that residential and industrial/commercial development plans requiring an additional 48.62 acre - feet of FSR credits have been submitted to TMWA for final map, and the review process is underway. We believe we will continue to see more FSR credits sold for development in 2019 as more developments move through the local governmental review, approval, and permitting processes.

“Due to historic and ongoing drought conditions in the Colorado River Basin, and the probability of Colorado River reservoirs - particularly Lake Powell and Lake Mead - decline to critical elevations, our Arizona Long Term Storage Credits continue to be highly strategic and valuable.

“Included in our third quarter results was a total non - cash charge of approximately $2.3 million to write - off the entire carrying value of one of our remaining legacy investments, Spigit, Inc.

“We also continue to return capital to our shareholders. During the nine months ended September 30, 2018 we repurchased 1,715,678 of our common shares via open market purchases at a total cost of $19.9 million - for an average price of approximately $11.57 per share.

“The transition of the finance and treasury functions from our La Jolla, California office to our headquarters in Carson City, Nevada is proceeding and we expect to close the La Jolla office before the end of the year. We expect the total transition costs to be approximately $1.6 million. We also expect, once the transition is complete and together with the management restructuring announced earlier this year, to reduce our operating costs by approximately $650,000 per annum. We continue to seek ways to reduce our operating costs for 2019 and beyond.”

Net Operating Loss Carryforwards

At December 31, 2017, we had approximately $185.5 million of (pre-tax) federal net operating loss carryforwards, or NOLs, that could be utilized in certain circumstances to offset PICO’s taxable income and reduce its federal income tax liability. Additional information with respect to these NOLs is contained in our Annual Report on Form 10-K for the year ended December 31, 2017 that we filed with the Securities and Exchange Commission.

About PICO Holdings, Inc.

As of September 30, 2018, our major investment was Vidler Water Company, Inc., a water resource and water storage business with assets and operations primarily in the Southwestern U.S.

Currently, we believe the highest potential return to shareholders is from a return of capital to shareholders. As we monetize assets, rather than reinvest the proceeds, we intend to return the capital derived therefrom, less any working capital requirements, back to shareholders through a stock repurchase program or by other means such as special dividends taking into effect liquidity requirements, debt covenants and any other contractual and legal restrictions that may exist at the time.

OTHER INFORMATION

At September 30, 2018, we had a market capitalization of $269.3 million, and 21,460,653 shares outstanding.

Our 2019 Annual Meeting of Stockholders will be held in Omaha, Nebraska on Friday, May 4th at the Durham Museum. We have found in the past, due to our meeting schedule, that many of our attendees leave for Omaha for the Berkshire Hathaway annual stockholders meeting immediately following our Annual Stockholders Meeting. Our 2019 Annual Meeting of Stockholders will begin at 9:00 am CDT and we will provide a continental breakfast beginning at 8:00 am CDT.

We remind all of our stockholders that you can submit a question regarding our operations, to info@picoholdings.com, and, if appropriate, we will post on our website responses to these questions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including statements regarding our business objectives, our ability to monetize our water resources, and the timing thereof, the timing of our transition to Carson City and the costs related thereto, the savings expected from our transition to Carson City and management restructuring, our ability to preserve and utilize NOLs to offset taxable income and reduce our federal income liability, and our ability to monetize assets and return capital to shareholders through stock repurchases or through other means, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which Vidler operates; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (775) 885-5000 x200 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.

CONTACT:    Max Webb
Executive Chairman
(775) 885-5000 x 200

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